UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 27, 2012

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

53 West 23rd Street New York, New York 10010 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

4Kids Entertainment, Inc. (“4Kids”), Asatsu-DK Inc (“ADK”) and TV Tokyo Corporation (“TV Tokyo”), (collectively, the “Plaintiffs”) entered into a Settlement Agreement, dated as of February 27, 2012 (the “Settlement Agreement”), settling all claims brought by the Plaintiffs against 4Kids and all counterclaims brought by 4Kids against the Plaintiffs in the lawsuit brought against 4Kids by the Plaintiffs, the licensors of the Yu-Gi-Oh! Property. The Settlement Agreement provides for the Plaintiffs to make a payment to 4Kids in the amount of $8,000,000 upon approval of the Settlement Agreement by the United States Bankruptcy Court for the Southern District of New York.  Under the Settlement Agreement, the parties acknowledge that the 2008 Yu-Gi-Oh! agreement among 4Kids, ADK and TV Tokyo remains valid, binding and legally enforceable with 4Kids continuing to serve as the exclusive licensing agent for the merchandise licensing, television broadcast and home video rights to the Yu-Gi-Oh! Property throughout the world outside of Asia.  The Settlement Agreement provides for each of 4Kids and the Plaintiffs to release each other from all claims they may have against each other, other than certain indemnification claims and claims that may arise under the Settlement Agreement.  The Settlement Agreement also provides that the agreement does not constitute an admission by any party of any violation of any agreement or law.

On March 1, 2012, 4Kids issued a press release announcing the entry into of the Settlement Agreement.

Item 9.01                      Financial Statements, Pro Forma Financial Information and Exhibits.

 (d) Exhibits

Exhibit	Description
99.1	Press release issued by 4Kids Entertainment, Inc. dated March 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 2, 2012

4KIDS ENTERTAINMENT, INC.
BY: /s/ Bruce R. Foster

Bruce R. Foster Executive Vice President and Chief Financial Officer